AMENDED AND RESTATED
                   CERTIFICATE OF INCORPORATION
                                OF
                      GRANT GEOPHYSICAL, INC.


     Grant Geophysical, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Company's original certificate of incorporation was filed with the Secretary of State of Delaware on September 18, 1997, amended and restated on December 24, 1997, and amended and restated on June 5, 1998. The Company was originally organized under the name "Grant Acquisition Corporation," and the Company's name was changed to "Grant Geophysical, Inc." by the amendment dated December 24, 1997.

2. Pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), the amendments to the Company's Certificate of Incorporation contained herein have been duly adopted by resolution of the Board of Directors of the Company and approved by written consent of the holders of a majority of the outstanding common stock and voting power of the Company.

3.   Pursuant to  Section  245  of  the  DGCL,  this  Amended  and Restated
     Certificate of Incorporation was duly adopted by the Board of Directors of the Company and restates in its entirety the provisions of the Company's Certificate of Incorporation, amends the Company's Certificate of Incorporation by adding those provisions approved by written consent of the holders of a majority of the outstanding common stock and voting power of the Company pursuant to Section 242 of the DGCL and provides for the deletion of provisions intentionally omitted in reliance upon Section 245(c) of the DGCL.

4. The Amended and Restated Certificate of Incorporation shall read as follows:

     FIRST.    The name  of the corporation is Grant Geophysical, Inc. (the
"Company").

     SECOND. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company's registered agent at such address is The Corporation Trust Company.

     THIRD.    The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").


     FOURTH. Section 1. Authorized Stock. The Company has the authority to issue an aggregate of 60,000,000 shares of capital stock, of which 50,000,000 shares shall be designated Common Stock, $0.001 par value per share, and 10,000,000 shares shall be designated Preferred Stock, $0.001 par value per share (the "Preferred Stock").

               Section 2. Preferred Stock. Preferred Stock may be issued from time to time in one or more series or classes as shall be determined from time to time by the Board of Directors. Preferred Stock, and each series or class thereof , shall have such voting rights, designations, preferences and relative, participating, optional and other special rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

     FIFTH. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors shall have the power to adopt, amend and repeal the By-laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors.

     SIXTH.    The provisions  of Section 203 of the DGCL or any statute of like tenor or effect that is hereafter enacted shall not apply to the Company.

     SEVENTH. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his duties as a director of the Company. Any repeal or modification of this Article Seventh will not adversely affect any right or protection of a director of the Company existing prior to such repeal or modification.

     EIGHTH. Each person who is or was or had agreed to become a director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Eighth: (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled or any contract approved by a majority of the entire Board of Directors (whether or not the directors approving such contract are or are to be parties to such contract or similar contracts), and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the filing of this Certificate of Incorporation. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided by this Article Eighth or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with this Article Eighth will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal, or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.

     NINTH.    The  books of the  Company  may  be  kept  (subject  to  any requirement of the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Company.

     IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be executed in its corporate name by its President and Chief Executive Officer and attested by its Secretary both thereto duly authorized this 12th day of August, 1999.


                                 GRANT GEOPHYSICAL, INC.



                                 By:   /S/ Richard H. Ward
                                    -----------------------------
                                          Richard H. Ward
                                       President and Chief
                                        Executive Officer


Attest:


/S/ Michael P. Keirnan
--------------------------
   Michael P. Keirnan
       Secretary